Exhibit 3.1

                           CERTIFICATE OF DESIGNATION
                                       OF
                               JUNIPER GROUP, INC


It is hereby certified that:

The name of the corporation (hereinafter called the "Corporation) is JUNIPER GROUP, INC.

The certificate of incorporation of the Corporation authorizes issuance of 875,000 shares of preferred stock, par value $0.10 per share, and expressly vests in the board of directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof.

The board of directors has previously designated 375,000 shares of preferred stock as 12% Non-voting Convertible Redeemable Preferred Stock.

The board of directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a further series issue of convertible preferred stock:

RESOLVED, that there shall be a series of shares of the Corporation designated "Series B Convertible Preferred Stock"; that the number of shares of such series shall be 135,000 and that the rights and preferences of such series (the "Series B Preferred") and the limitations or restrictions thereon, shall be as set forth herein;

The following shall be adopted and incorporated by reference into the foregoing resolutions as if fully set forth therein:

1. Liquidation Preference; Redemption.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $20 per share (the "Liquidation Preference").

(b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Series B Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series B Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Series B Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

2. Series B Preferred - Optional Conversion. The holders of the Series B Preferred shall have optional conversion rights as follows:

(a) Right to Convert. From and after the earlier of: (i) forty-five (45) days after last conversion of 8% Callable Secured Notes or (ii)12 months after the effectiveness of the registration statement filed with the SEC relating to same (herein, the "lock-up period"), shares of Series B Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the Series B Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date.

(b) Mechanics of Conversion. To convert shares of Series B Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall cause such issuance to be effected within five (5) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within five (5) business days after the receipt of such notice. The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

( c ) Determination of Conversion Price.

(i) The "Conversion Price" shall be equal to the average of the volume weighted average price of the Common Stock as reported by Bloomberg during the ten (10) consecutive trading days preceding the conversion date (but not including such date).

(ii) The term "trading day" means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

(iii) If, during the period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

5 ( d ) Distributions. If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Series B Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

( f ) Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any Series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any Series or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred at least ten
(10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

( g ) Reservation of Stock Issuable Upon Conversion. The Corporation shall use its best efforts to at all times following the expiration of the lock-up period to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

( h ) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

( i ) Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or delivery by fax (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:




               to the Company:  Juniper Group, Inc.
                                111 Great Neck Rd
                                Great Neck, New York 11021
                                Attn: VladoP. Hreljanovic, President and CEO FAX (516) 829-4691

               to the Holder:   At the  address  set forth on the  books
                                and records of the Company or as specified in writing by Holder.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days' written notice of such changed address to the other party hereto.

( k ) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly owned subsidiary of the Corporation), and the holders of Series B Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 1 hereof, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series B Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Preferred.

3. Re-issuance of Certificates. In the event of a conversion (or, if applicable, redemption) of Series B Preferred in which less than all of the shares of Series B Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of Series B Preferred which have not been so converted or redeemed.

4. Voting Rights. The holders of the Series B Preferred shall have the right to vote together with the holders of the Corporation's Common Stock, on a 30 votes per share basis (and not as a separate class), on all matters presented to the holders of the Common Stock.

5. Dividends. The holders of the Series B Preferred shall not be entitled to any dividends.

6. No Adverse Actions. The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any Series of stock of the Corporation if the effect of such action is to reduce the value or security of the Series B Preferred.

7. Additional Restrictions. For as long as any shares of the Series B Preferred Stock are outstanding, the Corporation will not amend the terms of the Series B Preferred Stock without the consent of the holders of the Series B Preferred Stock.


         Executed as of December 15, 2005.

                                              JUNIPER GROUP, INC.


                                              By:/s/ Vlado P. Hreljanovic
                                                 Vlado P. Hreljanovic
                                                 President and CEO